Exhibit 99.1

Harvest Oil & Gas Announces Changes in Board of Directors

HOUSTON, March 18, 2019 (Globe Newswire) -- Harvest Oil & Gas Corp. (OTCQX: HRST) (“Harvest” or the “Company”) today announced that Colby Dunn has resigned from his positions as Chairman of the Board of Directors of the Company (the “Board”) and member of the Board.  Prior to his resignation, Mr. Dunn served on the Compensation Committee of the Board.  Mr. Dunn’s decision to resign is for personal reasons and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board has appointed Tim Caflisch to serve as a member of the Board and as a member of the Compensation Committee.  Mr. Caflisch is a member of the investment team of Finepoint Capital LP, a Boston-based investment firm.  Mr. Caflisch joined Finepoint in November 2015, and is focused on value and event driven opportunities across industries and geographies.  Prior to joining Finepoint, Mr. Caflisch was a member of KKR’s Special Situations team, based in London, where he concentrated on publicly traded distressed credit and privately originated rescue financings.  He graduated from Stanford University with a bachelor’s degree in Economics.

The Board also appointed Steven J. Pully, a current member of the Board, to serve as Chairman of the Board.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Barnett Shale, the San Juan Basin, the Appalachian Basin (which includes the Utica Shale), Michigan, the Mid-Continent areas in Oklahoma, Texas, Arkansas, Kansas and Louisiana, the Permian Basin and the Monroe Field in Northern Louisiana. More information about Harvest is available on the internet at https://www.hvstog.com.

Harvest Oil & Gas Corp., Houston, TX
Ryan Stash
713-651-1144
hvstog.com